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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
JANUARY 17, 2002

CONTACT: Joseph G. Sawyer, Sr. Vice President & Chief Financial Officer or Robin D. Brown, Vice President & Director of Marketing
                  (803) 951- 2265

FIRST COMMUNITY CORPORATION ANNOUNCES EARNINGS AND STOCK SPLIT

LEXINGTON, S.C. JANUARY 17, 2002 - Today First Community Corporation, the holding company for First Community Bank, reported net income for the fourth quarter and year ended 2001. Year-to-date 2001 net income was $1.1 million compared to the $984 thousand earned during the same period in 2000, an increase of 12.2%. Total assets were $156.6 million at December 31, 2001, an increase of 39.8% over December 31, 2000 assets of $112 million. Diluted earnings per share for 2001 were $.85 compared to $.76 earned during 2000, a 11.82% increase. Shareholders' equity was $16.8 million at December 31, 2001, an increase of 9.2% over the $15.4 million in shareholders' equity at December 31, 2000. Both loan and deposit totals increased significantly during 2001. Average loans increased 30.7% during 2001 and average deposits increased 44.5%.

Net income for the quarter was $356 thousand compared to the fourth quarter 2000 net income of $282 thousand, an increase of 26.2%. Diluted earnings per share increased 22.7% to $.27 at December 31, 2001 from the fourth quarter 2000 diluted earnings per share of $.22. Earnings per share have been restated for all periods to reflect the five percent stock dividend paid on June 30, 2001.

Mike Crapps, president and chief executive officer, commented on the company's recent performance by saying, "We are extremely pleased with the company's performance during 2001. Both deposits and loans totals showed significant increases and our net income growth again was strong." Crapps noted, "In addition to the company's expansion into the Chapin market, much of our efforts during 2001 were focused on the success of our existing banking offices." Crapps continued, "We are extremely pleased with the performance of our individual banking offices in 2001 which reflects our continued success and commitment to expanding the company profitably." He concluded, "All of this is part of our overall strategic plan as we become the premier community bank in the midlands of South Carolina. The company will continue to look for additional expansion opportunities in the midlands."

First Community Corporation also announces a 5-for-4 stock split in the form of a stock dividend. Shares will be distributed on or about February 28, 2002 to shareholders of record January 31, 2002. In announcing the stock split, Crapps noted, "This stock split is designed to increase trading liquidity in the company's stock and position the company for future growth." Crapps continued, "This stock split is a benefit for our shareholders who have been so supportive and loyal to our organization. This stock split along with our strong financial performance creates the opportunity for an exciting 2002."

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates six banking offices located in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert and Chapin.


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Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

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